Exhibit 99

          OMI Corporation Reports 2006 Third Quarter Results

    Highlights

    -- Third quarter Net Income of $49.8 million and basic and diluted Earnings Per Share ("EPS") of $0.74 per share, the highest third quarter in the Company's history.

    -- In October 2006, we contracted for the sale of 4 product carriers for approximately $180 million (2 to be delivered in 2006 and 2 in 2007) 2 of which will be chartered back to the Company (see Disposition of Vessels below).

    -- During the third quarter, we secured two new time charters aggregating approximately $31 million of contracted revenue for 2 vessels benefiting years from 2006 to 2010 (see
        Contracted Time Charter Revenue section).

    -- We currently have approximately $845 million in contracted revenue, including $707 million in time charter revenue contracts (excluding any potential profit sharing) for the period from October 2006 to May 2012. We currently have synthetic time charters of $138 million from October 1, 2006 through September 2009.

    -- During the third quarter, the Board increased the quarterly dividend by 25%, declaring a quarterly dividend of $0.125 per share (paid in October).

    -- In September 2006, the Board authorized $70 million for the additional repurchase of common stock.

    -- In October 2006, we sold 1 product carrier, which resulted in a gain on sale of approximately $13 million which will be reflected in the fourth quarter results.


    STAMFORD, Conn.--(BUSINESS WIRE)--Oct. 24, 2006--OMI Corporation (NYSE: OMM), a major international tanker owner and operator today reported record Net Income of $49,770,000 or $0.74 basic and diluted EPS for the third quarter ended September 30, 2006, compared to Net Income of $39,611,000 or $0.49 basic and diluted EPS for the third quarter ended September 30, 2005, which included Gain on Extinguishment of Notes of $2,008,000 or $0.02 basic and diluted EPS.

    For the nine months ended September 30, 2006, Net Income was $245,105,000 or $3.56 basic and diluted EPS, which included Gain on Disposal of Vessels of $78,038,000 or $1.13 basic and diluted EPS, compared to Net Income of $162,528,000 or $1.94 basic and diluted EPS for the nine months ended September 30, 2005, which included Gain on Disposal of Vessels of $2,874,000 or $0.03 basic and diluted EPS and gain on extinguishment of notes of $2,811,000 or $0.03 basic and diluted EPS.

    Revenue of $181,150,000 for the third quarter ended September 30, 2006 increased $37,946,000 or 26% compared to revenue of $143,204,000 for the third quarter ended September 30, 2005. Revenue of $557,612,000 for the nine months ended September 30, 2006 increased $94,492,000 or 20% compared to revenue of $463,120,000 for the nine months ended September 30, 2005. The revenue from our product carriers increased primarily due to more operating days from vessels acquired and higher rates. The revenue from our Suezmax vessels increased because of higher rates and profit sharing from two Suezmaxes on time charter in 2006 (see Time Charter Equivalent ("TCE") Revenue section). (Note: Revenue did not fluctuate for Suezmax vessels sold in 2006 because all vessels sold continue to be traded by their new owners in the Gemini pool.)

    Craig H. Stevenson, Jr., Chairman and Chief Executive Officer commented that, "We are pleased to report record net income and earnings per share for the third quarter. Our strategy continues to be to build long-term business either through time charters or paper transactions, to reduce debt and, to the extent our stock price remains a better investment than acquiring more assets, to reacquire more shares."

    RECENT ACTIVITIES AND THIRD QUARTER HIGHLIGHTS

    Disposition of Vessels:

    -- In June 2006, we agreed to sell the 1999 built handysize product tanker, the ISERE, for a net sales price of approximately $35.2 million. The vessel was held for sale at September 30, 2006 and the gain of approximately $13 million is being recognized in October when the vessel was delivered to the new owners.

    -- In October 2006, we agreed to sell 4 product carriers for a sales price aggregating approximately $180 million. Two of the vessels, the RUBY and the GANGES, will be chartered back to OMI, and the gain on sales of approximately $12 million for the RUBY (expected to be delivered in the fourth quarter of 2006) and $19 million for the GANGES (expected to be delivered in the first quarter of 2007), will be amortized over the time charter (operating lease) period of three years. The gain on the disposal of the MARNE of approximately $17 million will be recognized upon delivery (expected to be in the fourth quarter of 2006) and the gain on sale of the ASHLEY of approximately $16 million will be realized upon delivery (expected to be in the first quarter of 2007).

    Vessel Spot Performance:


                        Daily TCE Rate          Daily TCE Rate
                        For the Three           For the Nine
                         Months Ended            Months Ended
      Vessels on         September 30, Percent   September 30, Percent
         Spot            2006    2005  Change    2006    2005  Change
---------------------------------------------- -----------------------

Crude                  $52,356 $31,419     67% $52,120 $45,085     16%
---------------------------------------------- -----------------------
Clean                  $26,353 $23,241     13% $28,315 $26,341      7%
---------------------------------------------- -----------------------


    -- In the third quarter of 2006, the TCE average rate for OMI's crude (Suezmax) fleet of $52,356 per day was approximately 15% higher than the second quarter of 2006 average rate of $45,592 per day due to a fairly strong third quarter compared to seasonal declines in rates experienced in the second quarter. Third quarter 2006 rates were 67% higher than the comparable third quarter of 2005 average rate of $31,419 per day (see Market Overview section).

    -- In the third quarter of 2006, the TCE average rate for OMI's clean fleet of product carriers of $26,353 per day was approximately 13% higher than the second quarter average rate of $23,351 per day due to expected increases in the third quarter compared to seasonal declines in rates in the second quarter. Rates in the third quarter 2006 of $26,353 per day were 13% higher compared to $ 23,241 per day during the third quarter 2005 (see Market Overview section).

    Financial:

    (Note: For more detailed information refer to the Liquidity and Capital Expenditures section.)

    -- In September 2006, the Board increased management's authority to purchase the Company's stock by $70 million to $114 million. During 2006 (to the date of this release), OMI repurchased and retired 8,113,900 shares of common stock at an average of $19.93 per share aggregating approximately $161.7 million (319,000 shares of which were repurchased in the third quarter at an average price of $21.26 per share aggregating $6.8 million). We have approximately $48 million of authority remaining for stock repurchases. OMI currently has 64,050,970 shares outstanding.

    -- In September 2006, the Board increased the quarterly dividend by 25% and declared a dividend of $0.125 per share to shareholders of record on October 2, 2006. The dividend of $8.4 million was paid on October 11, 2006, and in 2006 we have paid total dividends of $0.405 per share. When the October dividend was paid, the conversion ratio and conversion price for our 2.875% Convertible Notes ($144,756,000 currently outstanding) were adjusted as per the agreement, the threshold of $0.28 per share was reached. The conversion ratio increased from 32.5895 to 32.7842 for each $1,000 bond, and the conversion price decreased from $30.68 to $30.50 per share, which is 39% above our stock price of $21.93 on October 23, 2006.

    MARKET OVERVIEW

    Suezmax Tanker Overview

    The tanker market continued at a very profitable level in the third quarter of 2006, notwithstanding an increase in the world tanker fleet. The average spot TCE rate for Suezmax tankers in the West Africa to U.S. trade was higher than the preceding quarter and was substantially higher than the rate prevailing in the same period of last year. This was the result of continued world oil demand growth and high OPEC oil production. Freight rates in the crude oil tanker market have continued at high levels thus far in the fourth quarter of 2006.

    The average OPEC oil production in the third quarter of 2006 totaled about 30.1 million barrels per day ("b/d"), about 0.5 million b/d higher compared to the preceding quarter and marginally above the level prevailing in the same quarter of last year. At the same time, the average oil output by the long haul Middle East oil producers was
0.5 and 0.4 million b/d higher than the preceding quarter and the same quarter of last year. Recently, in an attempt to reverse a decrease in oil prices, OPEC decided to cut oil production by 1.2 million b/d beginning on November 1, 2006.

    World oil demand in the third quarter of 2006 was 1.4 million b/d higher than the preceding quarter and averaged about 1.3 million b/d higher compared to the same period of last year due to increasing world economic activity. World oil demand is expected to increase further in the foreseeable future, mainly as a result of the usual seasonal oil demand gains in the winter months and further improvement of world economic activity.

    Total preliminary commercial crude oil and petroleum products inventories in the United States, Western Europe and Japan at the end of September 2006 were about 81 million barrels, or 3.7% higher than the year earlier level, and 4.5% above the average of the last five years. At the same time, crude oil inventories were 6.3% and petroleum products inventories were 3.6% higher than the average of the last five years, respectively.

    The world tanker fleet totaled 341.6 million dwt at the end of the third quarter of 2006, up by about 16.2 million dwt or 5.0% from the year-end 2005 level. The total tanker fleet includes 45.3 million dwt Suezmaxes, excluding shuttle and U.S. flag Suezmaxes, up by 6.3% from the year-end 2005 level.

    The tanker orderbook totaled about 121.4 million dwt, or 35.5% of the existing fleet at the end of September 2006. Approximately 5.8 million dwt are for delivery in 2006, 29.5 million dwt in 2007, 36.0 million dwt in 2008, 40.2 million dwt in 2009, and most of the balance in 2010. The tanker orderbook includes 99 Suezmaxes of about 15.7 million dwt or 34.7% of the existing internationally trading Suezmax tanker fleet. Two Suezmaxes are for delivery in 2006, 26 in 2007, 22 in 2008, 47 in 2009 and the balance in 2010.

    At the end of the third quarter of 2006, approximately 31.7 million dwt or 9.3% of the total tanker fleet was 20 or more years old, including 10.8 million dwt or 3.2% of the fleet which was 25 or more years old. Furthermore, six Suezmaxes were 20 or more years old, including one which was 25 or more years old. Tanker sales for scrap and for Floating Production Storage Offloading ("FPSO") conversion totaled about 3.3 million dwt in the first three quarters of 2006, including one VLCC and seven Suezmaxes of which three were U.S. flag and two were shuttle tankers.

    The EU adopted tanker regulations which commenced on October 21, 2003. In response to the EU regulations, the IMO adopted new strict tanker regulations which commenced on April 5, 2005. At the end of September 2006, there were about 92.9 million dwt of tankers or 27.2% of the total tanker fleet which will be affected by these regulations.

    Product Tanker Overview

    Freight rates in the product tanker market continued at high levels in the third quarter of 2006, and the average spot TCE for handysize product tankers in the Caribbean was higher than the preceding quarter rate and the rate prevailing in the same period of last year. The product tanker market strength was the result of continuous growth in the demand for oil, shortage of refinery capacity in consuming areas and still some loss of U.S. refinery capacity in the Gulf of Mexico due to hurricane activity last fall, notwithstanding an increase of the world product tanker fleet. Freight rates in the product tanker market have continued at high levels thus far in the fourth quarter of 2006.

    The world product tanker fleet, (which ranges from small 10,000 dwt product carriers to larger than 100,000 dwt for coated Aframax tankers) totaled about 81.8 million dwt at the end of September 2006, up by about 9.1% from the year-end 2005 level. The total product tanker fleet includes about 45.2 million dwt handysize and handymax product tankers, up by 7.4% from the year-end 2005 level.

    The product tanker orderbook for delivery over the next few years totaled about 39.7 million dwt, or about 48.5% of the existing product tanker fleet at the end of September 2006. Approximately 3.6 million dwt are for delivery in 2006, 10.8 million dwt in 2007, 13.1 million dwt in 2008 and most of the balance in 2009. At the end of September 2006, approximately 14.2 million dwt or 17.4% of the existing fleet was 20 or more years old.

    The orderbook for handysize and handymax product tankers at the end of September 2006 totaled about 15.1 million dwt or 33.4% of the existing handysize and handymax product tanker fleet. Approximately
1.3 million dwt are for delivery in 2006, 5.1 million dwt in 2007, 5.2 million dwt in 2008 and most of the balance in 2009.

    Total preliminary commercial inventories of oil products in the United States, Western Europe and Japan at the end of September 2006 were 59 million barrels or 4.1% higher than the same time a year ago, and 3.6% above the average of the last five years. At the same time, inventories of middle distillates, the seasonal product, in these areas were 5.6% and 4.9% higher than last year and the last five years average, respectively.

    The tanker market is expected to benefit in the foreseeable future as a result of improving world economic activity, seasonably higher world oil demand in the winter months, shortage of refinery capacity in the United States, Western Europe and Asia, as well as possible disruptions due to weather and geo-political risks.

    FLEET SUMMARY (a)

    Our fleet is concentrated into two vessel types: Suezmax tankers ("crude" vessels), which generally carry crude oil from areas of oil production to refinery areas, and product carriers ("clean" vessels), which generally carry refined petroleum products (such as gasoline and aviation fuel) from refineries to distribution areas. At September 30, 2006, our fleet comprised 48 vessels, including the ISERE, which was sold on October 10, 2006. We charter in 8 vessels, 6 Suezmax tankers and 2 product carriers (See Exhibit 1 for OMI's Fleet by vessel).

    The following table of OMI's fleet includes wholly owned and chartered-in vessels at September 30, 2006:



                                Number of    Number of    Total
                                 Vessels       Vessels     Number of
                                 Owned       Chartered-In  Vessels
                              ---------------------------------------
Suezmaxes - Spot (a),(b)            4            3            7
Suezmaxes - TC (c)                  3            3            6
Product Carriers - Spot             4           n/a           4
Product Carriers - TC              29            2           31
                              ---------------------------------------

                              ---------------------------------------
Total                              40            8           48
                              ---------------------------------------

(a) Excludes 7 vessels owned by other pool participants that operate in the Gemini Suezmax Pool.
(b) At the end of the 3rd quarter of 2006, we had the equivalent of 3 synthetic time charters, which reduced our spot exposure to 4 Suezmaxes. In the 4th quarter of 2006, we have the equivalent of 4 synthetic time charters, which reduces our spot exposure to 4 Suezmaxes.
(c) Two of the owned Suezmaxes (ADAIR and INGEBORG) on time charter are part of the Gemini Suezmax Pool.


    FINANCIAL INFORMATION

    The following table summarizes OMI Corporation's results of operations for the three and nine months ended September 30, 2006 compared to the three and nine months ended September 30, 2005.



RESULTS OF OPERATIONS
----------------------------------
(In thousands, except per share data)
                                    For the Three     For the Nine
                                     Months Ended      Months Ended
                                     September 30,     September 30,
                                    2006     2005     2006     2005
                                  ------------------------------------
Voyage and time charter revenue   $180,288 $142,961 $555,300 $462,094
Voyage expense                      33,925   33,185  108,877   96,263
                                  ------------------------------------
Time charter equivalent revenue    146,363  109,776  446,423  365,831
Other revenue                          862      243    2,312    1,026
Vessel expense and charter hire
 expense                            68,071   37,189  182,856  107,914
Depreciation and amortization       15,150   17,623   46,994   51,222
General and administrative           8,333    7,618   24,635   21,120
Gain on disposal of vessels
 (1),(2)                                 -        -  (78,038)  (2,874)
                                  ------------------------------------
Operating income                    55,671   47,589  272,288  189,475
                                  ------------------------------------

Gain on purchase of Convertible
 Notes                                   -    2,008        -    2,811
Interest expense                    (9,755) (11,043) (32,604) (31,886)
Interest income                      1,702      322    3,317      785
Other (3)                            2,152      735    2,104    1,343
                                  ------------------------------------
Net income                        $ 49,770 $ 39,611 $245,105 $162,528
                                  ====================================

Basic earnings per common share   $   0.74 $   0.49 $   3.56 $   1.94
Diluted earnings per common share $   0.74 $   0.49 $   3.56 $   1.94

Weighted average shares
 outstanding-basic                  66,861   81,405   68,836   83,638
Weighted average shares
 outstanding-diluted                66,922   81,468   68,894   83,706


    (1) The Gain on disposal of vessels of $78,038,000 for the three and nine months ended September 30, 2006 resulted from the sale of 3 Suezmax vessels in April, May and September of 2006.

    (2) The Gain on disposal of vessels of $2,874,000 for the nine months ended September 30, 2005 resulted from the sale of 2 non-double hull handysize crude oil tankers in January of 2005.

    (3) Other includes realized and unrealized gains on freight forward agreements aggregating $2,047,000 and $1,974,000 for the three and nine months ended September 30, 2006, respectively, and realized and unrealized gains of $735,000 and $1,343,000 for the three and nine months ended September 30, 2005, respectively.

    Time Charter Equivalent Revenue

    OMI charters vessels on both voyage (or "spot") charters and on time charters ("TC"). As of September 30, 2006 (excluding the product carrier sold on October 10th), 64% of our tonnage (or 36 vessels, 6 Suezmax vessels and 30 product carriers) operated on time charters (see Contracted Time Charter Revenue section) and 36% of our tonnage (or 11 vessels, 7 Suezmax vessels and 4 product carriers) operated in the spot market. We currently have the equivalent of 4 Suezmax synthetic time charters (FFA contracts), which reduces our exposure to the spot market for Suezmaxes from 7 to 3 vessels. Synthetic time charters are similar to time charters, as they mitigate the risk associated with the spot market when rates weaken. Of the vessels on time charter, we have 63% of our tonnage (or 21 vessels, 4 Suezmax vessels and 17 product carriers) on fixed rate time charters and the remaining 37% of our tonnage on time charter (or 15 vessels, 2 Suezmax vessels and 13 product carriers) that operated on time charters with profit sharing arrangements, giving us the ability to benefit from strong spot markets. Our time charters with profit sharing arrangements have a floor rate. If earnings exceed that rate, we share in the profit above that rate equally. This enables us to benefit from strong tanker markets while protecting our downside. Revenue generated by time charters gives the Company the ability to cover certain fixed charges (vessel expenses and charter hire expenses for vessels on time charter, consolidated general and administrative expenses and interest expense).

    TCE revenue comprises revenue from vessels operating on time charters and voyage revenue less voyage expenses from vessels operating in the spot market. TCE revenue is used to measure and analyze fluctuations between financial periods and as a method of equating TCE revenue generated from a voyage charter to time charter revenue. Time charter revenue is earned by vessels under contract for a specific period of time with duration usually greater than one year.

    Three Months Ended September 30, 2006 vs. Three Months Ended
September 30, 2005

    The Company earned TCE revenue of $146,363,000 for the three months ended September 30, 2006 and $109,776,000 for the three months ended September 30, 2005, an increase of $36,587,000 or 33%. During the three months ended September 30, 2006, 44% or $63,912,000 of our TCE revenue was earned by vessels operating in the spot market and 56% or $82,451,000 of our TCE revenue was earned by vessels operating on TC compared to the three months ended September 30, 2005, 61% or $67,228,000 of our TCE revenue was earned by vessels operating in the spot market and 39% or $42,548,000 of our TCE revenue was earned by vessels operating on TC.

    The following table illustrates the TCE revenue fluctuation for the three months ended September 30, 2006 compared to the three months ended September 30, 2005:



                    TCE Revenue                   Increase   Increase
                For the Three Months             (Decrease) (Decrease)
                Ended September 30,   Increase      TCE     Operating
                   2006      2005     (Decrease)    Rate       Days
                ---------- --------- ---------------------------------
TCE Revenue for    (In thousands)
 Vessels on Spot
 Charters:
----------------
Crude Fleet     $  51,998  $ 48,635    $  3,363     67%          (556)
Clean Fleet        11,914    18,593      (6,679)    13%          (348)
                ---------- --------- -----------            ----------
Total           $  63,912  $ 67,228    $ (3,316)                 (904)
                ========== ========= ===========            ==========

TCE Revenue for
 Vessels on Time
 Charters:
----------------
Crude Fleet     $  26,342  $  5,484    $ 20,858     19%           558
Clean Fleet        56,109    37,064      19,045      6%           805
                ---------- --------- -----------            ----------
Total           $  82,451  $ 42,548    $ 39,903                 1,363
                ========== ========= ===========            ==========

Total           $ 146,363  $109,776    $ 36,587                   459
                --------------------------------            ==========


    During the three months ended September 30, 2006, the $36,587,000 increase in TCE revenue was attributed to vessels operating on time charters which increased revenue by $39,903,000 offset by decreases of $3,316,000 for vessels operating in the spot market. Increases in time charter revenue resulted from the following:

    (1) 805 more operating days in the clean fleet, (i) 351 primarily for 4 newly acquired vessels in 2006, (ii) 34 more days for 2 vessels acquired in 2005 and (iii) 420 more days for vessels previously operating on spot (net of off-hire for vessel drydocks) that were operating on time charters in 2006, and

    (2) 558 more days in the crude fleet (i) 282 more days for 4 vessels commencing new time charters in March, May and 2 in August 2006 and (ii) 276 days relating to synthetic time charter contracts the equivalent to 3 Suezmax tankers.

    Net increases in TCE revenue for vessels on time charter were reduced by TCE revenue for vessels operating on spot charters of $3,316,000 primarily from:

    (1) decreases in the clean fleet of $6,679,000 because of 348 fewer operating days primarily for vessels that left the spot market and began operating on time charter contracts, offset by earnings from one newly acquired vessel in 2006 and a 13% increase in the average daily spot rates for the period (see Market Overview section for explanations of rate fluctuations).

    (2) net increases of $3,363,000 earned by the crude fleet resulted primarily from; increases in TCE rates in 2006 (see Market Overview section for explanations of rate fluctuations), in addition to; revenue earned by 4 more pool member vessels (non-OMI vessels) operating in Gemini during the 2006 period, which increased operating days by 312 and earnings from 226 additional operating days for 4 vessels chartered-in (2 in 2005 and 2 in 2006), offset by the following decreases from 1,094 fewer operating days primarily from:

    -- 4 vessels sold in 2006 (2 were chartered back to OMI and 2 operate in the Gemini pool),

    --  2 vessels sold in 2005,

    --  6 vessels that began time charters, and

    -- decrease TCE revenue for 276 days contracted on synthetic time charters, included with vessels on time charter.

    Note: For detailed information of fluctuations by vessel type, see Breakdown by Fleet sections.

    Nine Months Ended September 30, 2006 vs. Nine Months Ended
September 30, 2005

    The Company earned TCE revenue of $446,423,000 for the nine months ended September 30, 2006 and $365,831,000 for the nine months ended September 30, 2005, an increase of $80,592,000 or 22%. During the nine months ended September 30, 2006, 55% or $247,373,000 of our TCE revenue was earned by vessels operating in the spot market and 45% or $199,050,000 of our TCE revenue was earned by vessels operating on TC compared to the nine months ended September 30, 2005, 73% or $267,090,000 of our TCE revenue was earned by vessels operating in the spot market and 27% or $98,741,000 of our TCE revenue was earned by vessels operating on TC.

    The following table illustrates the TCE revenue fluctuation for the nine months ended September 30, 2006 compared to the nine months ended September 30, 2005:




                 TCE Revenue For the              Increase   Increase
                  Nine Months Ended              (Decrease) (Decrease)
                   September 30,        Increase    TCE     Operating
                  2006        2005     (Decrease)   Rate       Days
                ---------------------- -------------------------------
TCE Revenue for     (In thousands)
Vessels on Spot
 Charters:
----------------
Crude Fleet     $   208,979  $203,741  $  5,238         16%      (490)
Clean Fleet          38,394    63,349   (24,955)         7%    (1,049)
                ------------ --------- ---------            ----------
Total           $   247,373  $267,090  $(19,717)               (1,539)
                ============ ========= =========            ==========

TCE Revenue for
 Vessels on Time
 Charters:
----------------
Crude Fleet     $    46,784  $  7,862  $ 38,922         27%       924
Clean Fleet         152,266    90,879    61,387         11%     2,601
                ------------ --------- ---------            ----------
Total           $   199,050  $ 98,741  $100,309                 3,525
                ============ ========= =========            ==========

Total           $   446,423  $365,831  $ 80,592                 1,986
                --------------------------------            ==========


    During the nine months ended September 30, 2006, the $80,592,000 increase in TCE revenue was attributed to vessels operating on time charter, which increased revenue by $100,309,000, offset by decreases of $19,717,000 for vessels operating in the spot market. Increases in time charter revenue resulted from the following:

    (1) 2,601 more operating days in the clean fleet contributing to the increase during 2006 compared to 2005, 998 days primarily for 4 newly acquired vessels in 2006, 366 more days for 5 vessels acquired in 2005 and 1,237 more days for vessels previously operating on spot (net of off-hire for vessel drydocks) that were operating on time charters in 2006, and profit sharing from two clean vessels, whose time charters began in 2005, and increases in profit sharing for 2 clean vessels over the 2005 period, and

    (2) 924 more operating days in the crude fleet; 429 more days for 4 vessels commencing new time charters in 2006, 281 more days for 2 vessels that began new time charters in May 2005, and 279 more days relating to the synthetic time charter contracts, offset by fewer days for vessels sold and an increase in earnings for profit sharing revenue (also reflected in the increased TCE rate) due to 2 Suezmax vessels' first year of profit sharing of $4,471,000.

    TCE revenue for vessels operating on spot charters decreased by $19,717,000 primarily from:

    (1) a decrease of $24,955,000 in the clean fleet because of fewer operating days for vessels that began operating on time charter contracts that were previously in the spot market, net of increases for average daily rate increases of 7% and earnings from a vessel in 2006, and

    (2) the decrease was offset by a net increase of $5,238,000 earned by the crude fleet, which resulted primarily from:

    --  higher TCE rates in 2006, revenue earned by 4 additional non-OMI vessels (in Gemini), which increased operating days by 933 and earnings from 434 additional operating days for 2 vessels chartered-in in 2005, offset by:

    -- decreases in the crude fleet for fewer operating days primarily from 5 vessels sold in 2005 and 2006, in addition to,

    -- 6 vessels that began time charters in 2005 and 2006, including replacement vessels for the 2 Suezmax vessels sold in 2005 that were on time charters, and

    -- decrease TCE revenue for 279 days contracted on synthetic time charters, included with vessels on time charter.

    Note: For detailed information of fluctuations by vessel type, see Breakdown by Fleet sections.

    Operating Expenses

    Vessel expense and charter hire expense increased $30,882,000 for the three months and $74,942,000 for the nine months ended September 30, 2006 compared to the three and nine months ended September 30, 2005. Vessel expenses increased $1,794,000 for the three months and $2,101,000 for the nine months ended September 30, 2006 compared to the three and nine months ended September 30, 2005. Increases in vessel expenses during the third quarter of 2006 were primarily attributable to the vessels acquired in the clean fleet (5 vessels during 2006 and 5 vessels during 2005) offset by decreases in vessel expense for 6 Suezmax vessels sold (4 in 2006 and 2 in 2005). The Suezmax average daily vessel expense was approximately 7% higher in the three months ended September 30, 2006 and 9% lower in the nine months ended September 30, 2006. The increase during the quarter and decrease for the period to date Suezmax fleet expense was primarily related to the timing of the purchase of stores items (spare parts and supplies) and were within managements expectations (which is an approximate year over year increase of approximately 3%). The Product carriers' average daily vessel expense was approximately 20% higher in the three months and 8% higher in the nine months ended September 30, 2006. Similar to the Suezmax daily vessel expense, the product carriers timing of expenses resulted in greater increase during the quarter and was also within managements' expectations (which is an approximate year over year increase of 10% primarily for additional stores and supplies and miscellaneous expenses). Charter hire expense increased $29,088,000 for the three months and $72,841,000 for the nine months ended September 30, 2006 compared to the three and nine months ended September 30, 2005. Increases in charter hire expense of $7,949,000 for the three months and $20,952,000 for the nine months ended September 30, 2006 was primarily the result of chartering in 5 additional vessels, 2 in 2005 (the CAPE BASTIA and the CAPE BONNY) and 3 vessels in 2006 (the 2006 charters resulted from sale leaseback transactions for the OTTAWA, TAMAR and CAPE BANTRY). Additional increases in charter hire expense of $21,139,000 for the three months and $51,889,000 for the nine months ended September 30, 2006 were attributable primarily to increases in pool charter hire expense relating to Gemini resulting from 4 vessels that were added to the pool, 2 in 2005 and 2 in 2006 (see Note below for discussion of Gemini).

    Note: Gemini Tankers ("Gemini"), a wholly owned subsidiary of OMI, began operating in December 2003. Gemini is a pool for double hull Suezmax vessels. As of September 30, 2006, there were 16 Suezmax vessels (9 from OMI and 7 from other pool members) operating in the pool. The earnings of the pool are allocated to the pool members using an agreed upon formula. The gross revenues of Gemini are reflected in OMI's consolidated revenues, and the charter hire expense for the other participants' vessels are included in OMI's consolidated charter hire expense.

    Depreciation and amortization expense decreased $2,473,000 for the three months and $4,228,000 for the nine months ended September 30, 2006 compared to the three and nine months ended September 30, 2005. The decrease in depreciation expense was primarily due to the disposal of 6 Suezmax vessels (4 in 2006 and 2 in 2005) and 1 product carrier held for sale. Decreases in depreciation expense were partially offset by additional expense for 9 product carriers acquired (5 in 2006 and 4 in 2005).

    General and administrative expense increased $715,000 for the three months and $3,515,000 for the nine months ended September 30, 2006 compared the three and nine months ended September 30, 2005. The increase resulted from higher compensation and employee benefits expense (38% of the increase in compensation and benefits related to increases in non-cash expense from amortization of restricted stock awards from 2005 and 2006 grants).

    LIQUIDITY AND CAPITAL EXPENDITURES

    At September 30, 2006, we had cash and cash equivalents of $151,032,000 and short-term Marketable securities (short-term auction bonds) of $26,100,000. We also have short-term Marketable securities (short-term auction bonds) of $26,100,000 at September 30, 2006. During the nine months ended September 30, 2006, we received net proceeds of $376,522,000 from the disposal of 6 vessels, repaid $291,298,000 in debt ($74,330,000 in repayments were for the vessels disposed of, $197,000,000 in unscheduled repayments on credit facilities and $19,968,000 in scheduled repayments), paid $115,513,000 for capital expenditures, primarily for the final payments for the acquisition of 5 vessels and drew down $47,000,000 under our credit facilities. We also paid cash dividends of $19,500,000 and bought back $102,143,000 of the Company's common stock.

    Our debt to total capitalization ratio (debt and stockholders' equity) at September 30, 2006 was 43% and net debt (total debt less cash, cash equivalents and marketable securities) to total net capitalization (total capitalization less cash, cash equivalents and marketable securities) was 35%. As of October 20, 2006, we have approximately $614,724,000 in available liquidity (including cash, cash equivalents and marketable securities and undrawn lines of credit).

    We expect to use cash from operations or undrawn balances available to us through our revolving credit facilities to finance future capital expenditures, repurchase common stock under future authorized programs and repay debt at opportunistic times. See the below 2006 Expenditures for Drydock section for additional expected cash flow requirements in 2006.

    2006 Expenditures for Drydock

    OMI evaluates certain vessels to determine if a drydock, special survey, both a drydock combined with a special survey or a postponement is appropriate for each vessel. We have vessels inspected and evaluated regularly in anticipation of a drydock during the year. Currently, we plan to drydock two vessels in the remainder of 2006. The aggregate cost for the year including the three previously drydocked is expected to be approximately $3,900,000. The 5 vessels will incur up to an aggregate of approximately 115 off-hire days for 2006.

    The following is a breakdown of the actual first half of the year and third quarter and the projected drydocks for the fourth of 2006 as well as the estimated drydock cost (in thousands). The vessel segment and charter type (spot or TC) for vessels drydocked in 2006 were all product carriers on time charter:



Drydock for
2006 Periods               Days Off-hire         Costs
--------------------------------------------------------------
                                            (In thousands)
1st Half                         24               $459
3rd Quarter                      43               1,600
4th Quarter *                    48               1,800
                          ------------------------------------
Total                            115             $3,859
                          ====================================

* Projected

    Contracted Time Charter Revenue

    The contracted TC revenue schedule below does not include any estimates for profit sharing in the future periods; however, profit sharing for 10 vessels aggregating approximately $22.1 million earned during the nine months ended September 30, 2006 is included. We have reduced future contracted revenue for any estimated off-hire days relating to drydocks.

    The following table reflects our actual results for the nine months ended September 30, 2006 and current contracted time charter revenue (see Highlights section), through 2012, including the 2 recent contracts for long-term time charters (1 product carrier contracted for one year in July and one recent three year contract for a product carrier in October) and including synthetic time charter contracts:


                           2006    2007    2008    2009     2010-2012
                         ------- ------- ------- -------    ----------
 (In millions)

 TC Revenue              $282.3  $304.9  $249.4  $135.8         $73.6

 Number of Vessels (a)       36      33      21      10  (b)        -

 Vessels with Profit
  Sharing (a)                15      13       9       4             -

 Vessels related to
  synthetic TC's            4.0     3.5     3.5       -             -


    (a) Number of vessels at the end of each year assuming no additional extensions or new charters.

    (b) The remaining charters expire as follows: 8 charters will expire in 2010 and 2 will expire in 2012.

    We recognize profit sharing, if any, for each vessel with a profit sharing provision in the time charter contract when the minimum threshold is met, which is the minimum charter hire revenue.
Historically, we have recognized profit sharing on or about the anniversary of each time charter contract. The table below reflects the number of vessels for which we expect to record profit sharing, by quarter:


                   2006        2007       2008      2009      2010
                ----------- ----------- --------- --------- ----------

  First Quarter          1           3         3         1          0

  Second Quarter         5           7         6         6          3

  Third Quarter          4           4         4         2          1

  Fourth Quarter         1           1         0         0          0

                ----------- ----------- --------- --------- ----------
                        11          15        13         9          4
                =========== =========== ========= ========= ==========


    ABOUT OMI

    OMI is a leading seaborne transporter of crude oil and refined petroleum products operating in the international shipping markets. We believe our modern fleet of 47 vessels, approximately 3.5 million dwt, is the youngest large fleet of tankers in the world, with an average age at September 30, 2006 of approximately 3.3 years (see Note (1)), which is significantly lower than the industry average. Our customers include many of the world's largest commercial and government owned oil companies and oil trading companies.

    OMI trades on the New York Stock Exchange under the symbol "OMM."

    Note (1): All averages referring to vessel age in this release are weighted averages based on dwt and are calculated as of September 30, 2006. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the total weight a vessel can carry when loaded to a particular load line.

    EARNINGS CONFERENCE CALL

    OMI Corporation will hold an earnings conference call presentation on Wednesday, October 25, 2006 at 10:30 a.m. (Eastern Time). The presentation will be simultaneously webcast and will be available on the Company's website, http://www.omicorp.com, along with a slide presentation. A replay of the call will be available at 1:30 p.m. on October 25, 2006 at (888) 203-1112 for North America and (719) 457-0820 for International callers (Pass Code 6153486).

    OTHER FINANCIAL INFORMATION

    CONDENSED CONSOLIDATED BALANCE SHEETS

    The following are OMI's Condensed Consolidated Balance Sheets as of September 30, 2006 and December 31, 2005:



CONDENSED CONSOLIDATED BALANCE SHEETS     September 30,  December 31,
------------------------------------------
(In thousands)                                2006           2005
                                          -------------- -------------



Cash, cash equivalents and marketable
 securities                                    $177,132       $42,297
Vessel held for sale                             21,593             -
Other current assets                             80,182        85,539
Vessels and other property-net                1,374,206     1,488,230
Construction in progress (new buildings)              -        84,042
Other assets                                     32,956        27,935
                                          -------------- -------------
Total assets                                 $1,686,069    $1,728,043
                                          ============== =============

Current portion of long-term debt (1)           $24,390       $34,491
Other current liabilities                       107,487        73,669
Long-term debt (1)                              627,178       861,376
Other liabilities                                54,779         3,571
Total stockholders' equity                      872,235       754,936
                                          -------------- -------------
Total liabilities and stockholders' equity   $1,686,069    $1,728,043
                                          ============== =============


    (1) As of September 30, 2006, the available undrawn balance under credit facilities was $515,532,000.

    RESULTS BY FLEET

    The following discussion of Operating Income includes TCE revenue less vessel expense, charter hire expense and depreciation and amortization, General and administrative ("G & A") expenses allocated to vessels and gain/loss on disposal of vessels for the crude and clean segments.

    Crude Fleet - Operating Income increased $3,179,000 for the three months and $67,952,000 for the nine months ended September 30, 2006 compared to the three and nine months ended September 30, 2005. The net increase in Operating Income during the three months ended September 30, 2006 was primarily due to the increase in the average daily TCE rate; 69% increase for spot charters (see Market Overview) and 16% increase for vessels on time charter for new time charters that began in 2006 and profit sharing earned in 2006. The net increase in Operating Income during the nine months ended September 30, 2006 was primarily due to (1) the sale of 3 Suezmax vessels in the second quarter of 2006 resulting in a gain on sale of $78,038,000, (2) 16% increase in the average daily TCE rate earned for vessels on spot charters, (3) more operating days in the Gemini Pool relating to 4 additional vessels, 2 of which began operating in the pool in 2005 and 2 in 2006, which were offset by increased Pool charter hire expense for pool distributions for the additional vessels and (4) increases for vessels on time charters due to profit sharing of $4,471,000 earned in 2006 and new time charters. TCE revenue for Suezmax vessels on spot has been reduced and TCE revenue for vessels on time charter has increased for contracted synthetic time charter revenue equivalent to 3 Suezmax vessels, primarily the 3 Suezmax vessels chartered-in. The average daily TCE rate for the contracted synthetic time charters was higher than the average daily fixed charter hire expense rate for the 3 vessels on spot that are chartered-in.

    The following table illustrates the crude fleet Operating Income by vessel type, Average Daily TCE, Number of TCE Revenue Days, Average Daily Vessel Expense and Average Number of OMI Vessels Operated by the crude oil fleet for the three and nine months ended September 30, 2006 compared to the three and nine months ended September 30, 2005 (Note:
Amounts for some vessels sold include the settlement of certain revenues and expenses, including insurance claims from prior years):


 BREAKDOWN BY FLEET
----------------------------------
(In Thousands, Except Daily Rates & Expenses,
  Number of Vessels and Number of Days)
                                    For the Three     For the Nine
                                     Months Ended      Months Ended
                                     September 30,     September 30,
 CRUDE FLEET:                        2006     2005     2006      2005
------------------------------------------ ---------------------------
Suezmaxes - On Spot and Time
 Charter:
TCE Revenue (1)
  Suezmaxes - On Spot (2)         $51,998  $48,638 $208,975  $202,812
  Suezmaxes - On Time Charter (2)  26,342    5,484   46,784     7,862
                                  -------- ----------------- ---------
Total TCE Revenue                  78,340   54,122  255,759   210,674
Vessel Expense                      4,871    8,459   15,427    24,936
Charter Hire Expense:
  Gemini Pool Charter Hire Expense 28,602    8,133   77,026    26,952
  Non-Gemini Charter Hire Expense  14,249    7,362   34,296    15,480
Depreciation and Amortization       4,561    7,813   15,562    23,768
G&A Allocated to Vessels            2,103    1,897    7,100     6,914
Gain on Disposal of Vessels (3)         -        -  (78,038)        -
                                  -------- ----------------- ---------
Operating Income                  $23,954  $20,458 $184,386  $112,624
                                  ======== ================= =========

----------------------------------------------------------------------
Suezmaxes - On Spot:
Average Daily TCE                 $52,356  $31,419 $ 52,120  $ 45,085
Number of OMI TCE Revenue Days (4)    418    1,285    2,452     3,874
Number of Pool Member TCE Revenue
 Days (1)                             575      263    1,558       625
----------------------------------------------------------------------
Suezmaxes - On Time Charter:
Average Daily TCE                 $35,501  $29,803 $ 37,555  $ 29,667
Number of TCE Revenue Days (5)        742      184    1,246       265
----------------------------------------------------------------------
Suezmaxes - On Spot and Time
 Charter:
Average Daily Vessel Expense      $ 7,564  $ 7,073 $  6,399  $  7,026
Average Daily Non-Gemini Charter
 Hire Expense                     $27,614   25,386 $ 26,240  $ 23,455
Average Number of Wholly Owned
 Vessels                              7.0     13.0      8.8      13.0
Average Number of Chartered-In
 Vessels                              5.6      3.2      4.8       2.4
----------------------------------------------------------------------
Crude Carriers Sold in Prior
 Years: (6)
TCE Revenue                       $     -  $    (3)$      4  $    929
Vessel Expense                          -     (320)     (59)      (70)
Depreciation and Amortization           -        -        -         -
Gain on Disposal of Vessels             -        -        -    (2,874)
                                  -------- ----------------- ---------
Operating Income                  $     -  $   317 $     63  $  3,873
                                  ======== ================= =========

Average Daily TCE                     n/a      n/a      n/a  $ 16,294
Number of TCE Revenue Days            n/a      n/a      n/a        57

----------------------------------------------------------------------
 Total Operating Income           $23,954  $20,775 $184,449  $116,497
                                  ======== ================= =========


    Note: Number of operating or TCE revenue days used to compute Average Daily TCE includes waiting days and is reduced only for the days the vessels are out of service due to drydock. Average Daily Vessel Expenses are computed using the number of days in the period which OMI owned the vessel.

    (1) Consistent with general practice in the tanker shipping industry, we use TCE revenue (defined as voyage and time charter revenues less voyage expenses) as a measure of equating revenue generated from a voyage charter to revenue generated from a time charter. TCE revenue, a non-GAAP measure, provides additional meaningful information in conjunction with Revenues, the most directly comparable GAAP measure because it assists us in making operating decisions about the deployment of our vessels and their performance. Voyage expenses comprise all expenses relating to particular voyages, including bunker fuel expenses, port fees, canal tolls and brokerage commissions. Under time-charter contracts the charterer pays the voyage expenses (except brokerage commissions), whereas under voyage charter contracts the shipowner pays the voyage expenses. TCE Revenue and Expenses includes revenue and expense generated by the Gemini Suezmax Pool. As of September 30, 2006, the Suezmax pool included 9 of OMI's Suezmaxes and 7 Suezmaxes owned by other pool members. As of September 30, 2005, the Suezmax pool included 13 of OMI's Suezmaxes and 3 Suezmaxes owned by another pool member (see Note (3) below).

    (2) The portion of contracted synthetic TC revenue related to vessels on spot is reflected as time charter revenue for Suezmaxes in the above table.

    (3) The gain of $78,038,000 was from the sale of the 3 Suezmaxes.

    (4) In April, May and September 2006, 3 vessels (not including the vessel sold and time chartered back in April) were disposed of. In November 2005, 2 vessels were disposed of.

    (5) During March and May 2006, 3 vessels began three and four year time charters, respectively, and in August 2006 2 vessels began three year time charters. During May 2005, 2 vessels began operating on seven year time charters with profit sharing. During November 2005, 1 of the Suezmax vessels was sold and a vessel previously operating in Gemini replaced that vessel in its time charter contract. During the nine months ended September 30, 2006, OMI recognized profit sharing revenue of approximately $4,471,000.

    (6) In January 2005, 2 handysize crude oil carriers were sold.

    Clean Fleet - Operating Income increased $4,580,000 for the three months and $17,364,000 for the nine months ended September 30, 2006 compared to the three and nine months ended September 30, 2005. The increases in Operating Income in the 2006 periods were primarily attributable to increased number of operating days resulting from 5 vessels acquired in 2005 and 5 vessels in 2006 increasing operating days in 2006 in both the three and nine months ended September 30, 2006. In addition, TCE rates for spot charters (see Market overview), time charters in 2006 for new or renewed contract rates, and profit sharing earned in the 2006 periods increased.

    The following table illustrates the clean fleet Operating Income by vessel type, Average Daily TCE, Number of TCE Revenue Days, Average Daily Vessel Expense and Average Number of OMI Vessels operated by the clean fleet for the three and nine months ended September 30, 2006 compared to the three and nine months ended September 30, 2005 (Note:
Amounts for certain vessels sold include the settlement of certain revenues and expenses):


 BREAKDOWN BY FLEET
---------------------------------
(In Thousands, Except Daily Rates & Expenses,
  Number of Vessels and Number of Days)
                                    For the Three     For the Nine
                                     Months Ended      Months Ended
                                    September 30,     September 30,
CLEAN FLEET:                         2006     2005     2006      2005
                                  -------- ----------------- ---------
Products - On Time and Spot
 Charter:
TCE Revenue: (1)
  Products - On Time Charter (2)  $56,109  $37,064 $152,266  $ 90,879
  Products - On Spot               11,914   18,593   38,394    63,349
                                  -------- ----------------- ---------
Total TCE Revenue                  68,023   55,657  190,660   154,228
Vessel Expense                     19,406   13,675   53,236    40,932
Charter Hire Expense (3)            1,062        -    2,136         -
Depreciation and Amortization      10,410    9,678   30,928    27,074
G&A Allocated to Vessels            1,495    1,234    4,219     3,445
                                  -------- ----------------- ---------
Operating Income                  $35,650  $31,070 $100,141  $ 82,777
                                  ======== ================= =========

--------------------------------- ------------------------------------
Products - On Time Charter:
Average Daily TCE                 $20,725  $19,487 $ 19,675  $ 17,688
Number of TCE Revenue Days          2,707    1,902    7,739     5,138
--------------------------------- ------------------------------------
Products - On Spot:
Average Daily TCE                 $26,353  $23,241 $ 28,315  $ 26,341
Number of TCE Revenue Days            452      800    1,356     2,405
--------------------------------- ------------------------------------
Products - On Time and Spot
 Charter:
Average Daily Vessel Expense      $ 6,027  $ 5,010 $  5,780  $  5,367
Average Daily Charter Hire
 Expense                          $ 5,772        - $  5,681  $      -
Average Number of Wholly Owned
 Vessels and Vessel Bareboat
 Chartered-In (3)                    35.0     29.5     33.7      27.7


    Note: Number of Operating or TCE Revenue Days used to compute Average Daily TCE includes waiting days and is reduced only for the days the vessels are out of service due to drydock. Average Daily Vessel Expenses are computed using the number of days in the period which OMI owned the vessel.

    (1) Consistent with general practice in the tanker shipping industry, we use TCE revenue (defined as voyage and time charter revenues less voyage expenses) as a measure of equating revenue generated from a voyage charter to revenue generated from a time charter. TCE revenue, a non-GAAP measure, provides additional meaningful information in conjunction with Revenues, the most directly comparable GAAP measure because it assists us in making operating decisions about the deployment of our vessels and their performance. Voyage expenses comprise all expenses relating to particular voyages, including bunker fuel expenses, port fees, canal tolls and brokerage commissions. Under time-charter contracts the charterer pays the voyage expenses (except brokerage commissions), whereas under voyage charter contracts the shipowner pays the voyage expenses.

    (2) During the three and nine months ended September 30, 2006, OMI recognized profit sharing revenue of approximately $8,796,000 and $17,582,000, respectively, compared to $8,109,000 and $14,733,000 for the three and nine months ended September 30, 2005, respectively.

    (3) In January, February, March and May 2006, 4 handymax and one handysize product carriers were acquired. In January, March, May and July 2005, 2 handymax and 3 handysize product carriers were acquired. In March 2006, 2 Panamax vessels were sold and leased back (operating lease) on a bareboat charter arrangement.

    EXHIBIT 1

    FLEET REPORT

    Our fleet currently comprises 47 vessels, which excludes the ISERE sold in October 2006, (the RHINE replaced the ISERE on the time charter that expires September 2008) aggregating approximately 3.5 million dwt. The Company's fleet below comprises 7 owned and 6 chartered-in Suezmaxes (not including non-OMI vessels operating in the Gemini Pool) and 32 owned and 2 chartered-in product carriers:



                                        Year                Charter
Name of Vessel           Type of Vessel Built      Dwt      Expiration
------------------------ ---------------------  ---------- -----------
CRUDE OIL FLEET:
------------------------

Wholly-Owned:
------------------------
ARLENE                   Suezmax         2003     165,293      SPOT
INGEBORG                 Suezmax         2003     165,293    Aug-09
DELAWARE                 Suezmax         2002     159,452    May-12(P)
DAKOTA                   Suezmax         2002     159,435      SPOT
ADAIR                    Suezmax         2003     159,199    Aug-09
ANGELICA                 Suezmax         2004     159,106      SPOT
JANET                    Suezmax         2004     159,100      SPOT
                                                ----------
                                                1,126,878
                                                ----------
Time Chartered-in and
 Expiration of Charter:
------------------------
HS ALCINA (June 2011)    Suezmax         2001     160,183      SPOT
CAPE BANTRY (Sept. 2011) Suezmax         2000     159,999      SPOT
CAPE BASTIA (June 2012)  Suezmax         2005     159,156    Mar-09
CAPE BONNY (Sept. 2012)  Suezmax         2005     159,062    May-10
OLIVER JACOB (Sept.
 2010)                   Suezmax         1999     157,327      SPOT
MAX JACOB (Dec. 2009)    Suezmax         2000     157,327    May-12(P)
                                                ----------
                                                  953,054
                                                ----------

Total Crude Oil Fleet                           2,079,932
                                                ----------



CLEAN FLEET:
-----------------------

Wholly-Owned:
----------------------
NECHES                 Handymax        2000       47,052    Oct-10
SAN JACINTO            Handymax        2002       47,038    Apr-08
MOSELLE                Handymax        2003       47,037    Feb-09
GUADALUPE              Handymax        2000       47,037    Apr-08
AMAZON                 Handymax        2002       47,037    Apr-08
THAMES                 Handymax        2005       47,036    Oct-07
ROSETTA                Handymax        2003       47,015    Mar-09
PLATTE                 Handymax        2006       46,955    May-09
LAUREN                 Handymax        2005       46,955    Dec-07 (P)
JEANETTE               Handymax        2004       46,955    Feb-08 (P)
HORIZON                Handymax        2004       46,955    Dec-08
KANSAS                 Handymax        2006       46,922    Apr-09 (P)
WABASH                 Handymax        2006       46,893    Mar-08 (P)
REPUBLICAN             Handymax        2006       46,893    May-09 (P)
BRAZOS                 Handymax        2005       46,889    Dec-08
RUBY                   Handysize       2004       37,384      SPOT
ORONTES                Handysize       2002       37,383    May-10
OHIO                   Handysize       2001       37,278    May-10
GARONNE                Handysize       2004       37,278    Apr-09 (P)
ASHLEY                 Handysize       2001       37,270      SPOT
MARNE                  Handysize       2001       37,230      SPOT
GANGES                 Handysize       2004       37,178      SPOT
LOIRE                  Handysize       2004       37,106    Feb-09 (P)
FOX                    Handysize       2005       37,006    May-10 (P)
RHINE                  Handysize       2006       36,993    Sep-08 (P)
TEVERE                 Handysize       2005       36,990    Jul-10 (P)
SAONE                  Handysize       2004       36,986    Jul-09 (P)
TRINITY                Handysize       2000       35,834    Mar-10
MADISON                Handysize       2000       35,828    Mar-10
RHONE                  Handysize       2000       35,775    May-07 (P)
CHARENTE               Handysize       2001       35,751    Sep-08 (P)
SEINE                  Handysize       1999       35,407    Aug-08
                                               ----------
                                               1,329,346
                                               ----------
Bareboat Chartered-in
 and Charter
 Expiration:
-----------------------
TAMAR (July 2010)      Panamax         2003       70,362    Jul-08
OTTAWA (April 2010)    Panamax         2003       70,297    Apr-08
                                               ----------
                                                 140,659
                                               ----------

Total Clean Fleet                              1,470,005
                                               ----------

Total Current Fleet                            3,549,937
                                               ----------

Note: Vessels owned and chartered-in are all double hull.

(P) Time charters with profit sharing.

    FORWARD-LOOKING INFORMATION

    This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and is intended to be covered by the safe harbor provided for under these sections. Wherever we use the words "believes," "estimates," "expects," "plans," "anticipates" and similar expressions identify forward-looking statements. Our forward-looking statements sometimes include, without limitation: management's current views with respect to certain future events and performance, estimates of future earnings and cash flows and the sensitivity of earnings and cash flows to charter rates; estimates of when vessels may be chartered by customers; estimates of when vessels may be contracted for sale and delivered to buyers; estimates of when laws, regulations or commercial decisions may remove older vessels from markets or enhance the value or earnings of double hulled vessels; statements as to the projected development of the Company's strategy and how it may act to implement its strategy; estimates relating to expectations in world economic activity, growth in the demand for crude oil and petroleum products and their affect upon tanker markets; estimates of the number of drydockings of vessels, their costs and the number of related off-hire days; estimate of time charter and time charter equivalent rates being achieved by our vessels, estimates of capital requirements and the sources of the funding and other factors discussed in OMI's filings to the SEC from time to time.

    Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. Such risks include, but are not limited to, supply of tankers, demand for their use, world economic activity, breakdown of vessels and resultant time out of service as well as repair cost, availability and cost of insurance, governmental regulation, customer preferences and availability, claims, demurrage, the affect on rates of future voyages and cost of financing.

    All subsequent written and oral forward-looking statements attributable to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements. We disclaim any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.


    CONTACT: OMI Corporation
             Merete Serck-Hanssen, 203-602-6773